Exhibit 99.1

NEWS RELEASE

Atmel Reports Selected Financial Results for Fourth
Quarter and Full-Year 2006
SAN JOSE, CA, February 1, 2007 . . . Atmel® Corporation (NASDAQ: ATML), a global leader in the development and fabrication of advanced semiconductor solutions, today announced unaudited selected financial results for the fourth quarter and year ended December 31, 2006. All revenues exclude those provided by the Company’s Grenoble subsidiary which was sold in July, 2006.
Revenues, excluding Grenoble, for the fourth quarter of 2006 totaled $408.9 million, a sequential decrease of 5% compared to the $429.4 million reported in the third quarter of 2006, and a 4% increase compared to the $394.3 million reported in the fourth quarter of 2005.
Revenues, excluding Grenoble, for the year totaled $1.67 billion, representing a 7% increase over the $1.56 billion reported in 2005. The Company’s cash, cash equivalents and short-term investments totaled $466.7 million at December 31, 2006.
Fourth Quarter 2006 and Recent Highlights
•	Strategic restructuring initiatives announced to accelerate profitable growth and reduce costs
o	A focus on the Company’s high-growth, high-margin proprietary product lines

o	Optimization of the Company’s manufacturing operations; wafer fabrication facilities in North Tyneside, U.K. and Heilbronn, Germany placed for sale; fab-lite strategy adopted

o	Redeployment of resources to accelerate development of leading-edge products
•	Three new Vice Presidents named to bolster executive management team

•	Atmel’s AT91SAM7SE 32-bit Flash MCU named in EDN’s Hot 100 Products of 2006

•	Atmel Launched New Driver-IC Family for Automotive High-temperature Applications

Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

•	Atmel’s new AT90SC256144RCFT secure MCU targets e-government applications

•	Atmel’s AT90SC12836RCT secure MCU delivered for the Vitale 2 French National Health Card

•	Atmel Unveiled Industry’s First Microcontroller-transmitter RF ICs for Use With Simple Capacitive Sensors Serving Automotive TPMS Applications
“The fourth quarter was challenging as customers adjusted their ordering activity late in the quarter to balance their inventory levels,” stated Steven Laub, Atmel’s President and Chief Executive Officer. “The restructuring and cost-savings initiatives announced in December will help us successfully manage through the general market weakness that is expected to continue into the first quarter of 2007. Looking at the coming year and beyond, we are confident that our industry leading technology and new strategy will position Atmel for continued growth.”
“Atmel’s balance sheet remains strong. Cash, cash equivalents and short-term investments were $466.7 million at year-end, an increase of $128.1 million over the $338.6 million at December 31, 2005,” said Robert Avery, Atmel’s Vice President Finance and Chief Financial Officer. “Additionally, our cash position, net of debt, grew by $347.1 million as we redeemed all outstanding convertible debt and generated cash from operations and from the sale of our Grenoble subsidiary.”
Outlook
The Company anticipates that for the first quarter of 2007 revenues will likely decline approximately 4% to 8% on a sequential basis as customers continue to work through current inventory levels.
As previously announced, the NASDAQ Listing and Hearing Review Council, acting pursuant to its discretionary authority under NASDAQ Rule 4807(b), has called for review the NASDAQ Listing Qualifications Panel decision that established a deadline of February 9, 2007, for Atmel to file with the Securities and Exchange Commission its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006, as well as any necessary restatements for prior financial periods. The Listing Council also determined to stay the Panel decision, including the February 9th deadline, as well as future Panel determinations to suspend the Company’s securities from trading pending further action by the Listing Council. The Company believes this action will provide it with additional time beyond February 9, 2007 to complete the Company’s previously announced independent investigation related to its stock option practices and accounting, and finalize and file with the SEC the delayed quarterly reports and any necessary restatements for prior financial periods. The Listing Council informed the Company that it may submit in writing additional information for the Listing Council’s consideration. There can be no assurance that the outcome of the Listing Council’s review will be favorable to Atmel or that Atmel will remain listed on the NASDAQ Global Select Market.
As previously announced on July 25, 2006, the Audit Committee of the Company’s Board of Directors initiated an independent investigation regarding the timing of past stock option grants and other potentially related issues. On October 30, 2006, the Company announced that the Audit Committee, with the assistance of independent legal and forensic accounting experts, had reached a determination that, in connection with the requirements of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB25”), the actual measurement dates for certain stock options differed from the recorded measurement dates for such stock options. Based on the Audit Committee’s determination, the Company expects that the difference in these measurement dates will result in material non-cash, stock-based compensation expenses.
The Audit Committee has not completed its work nor reached final conclusions, including with regard to the accounting and tax implications of the stock option investigation. The Audit Committee is making every effort to complete its investigation, and the Company will make every effort to file its restated financial statements as soon as practicable after the completion of the investigation.
The financial information in this release was compiled by the management of Atmel Corporation and has not been audited or reviewed by the Company’s independent registered public accounting firm. The financial information is preliminary and subject to potentially material adjustment depending on the outcome of the investigation. Any reliance placed on this unaudited and unreviewed financial information is to be done with the full understanding and acceptance of the foregoing uncertainties. As a result of the continuing investigation, the Company does not believe it will file its 2006 Form 10-K by the due date of March 1, 2007 and is unable to provide additional financial information for the fourth quarter of 2006 at this time.
Conference Call
Atmel will hold a teleconference at 2:00 p.m. PT today to discuss fourth quarter selected financial results. The conference call will be webcast live and can also be monitored by dialing 1-800-374-0405 or 1-706-634-5185. The conference ID number is 6844657 and participants are encouraged to initiate their calls at least 10 minutes in advance of the 2:00 p.m. PT start time to ensure a timely connection. The webcast is hosted at http://www.atmel.com/ir/ and will be archived for 12 months.

A replay of the February 1 conference call will be available today at approximately 5:00 p.m. PT and will run for 48 hours. The replay access numbers are 1-800-642-1687 within the U.S. and 1-706-645-9291 for all other locations. The passcode is 6844657.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are®.
Safe Harbor for Forward-Looking Statements
Information in this release regarding Atmel’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel’s expectations for first quarter 2007 revenues, statements about Atmel’s restructuring plans and other initiatives, statements regarding demand for semiconductor products, statements regarding Atmel’s future growth potential, statements regarding the timing of the completion of the Audit Committee’s independent review and the filing of the Company’s delayed and restated SEC reports and statements regarding the status of and determinations resulting from the Audit Committee’s independent review. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the final conclusions of the Audit Committee (and the timing of such conclusions) concerning matters relating to stock option grants, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or Company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 16, 2006 and subsequent Form 10-Q reports.
The Audit Committee has not completed its work in connection with its review of past stock option grants and other potentially related issues, including with regard to the accounting and tax implications of the stock option investigation, and the determinations discussed in this press release are preliminary. In addition, the investigation and possible conclusions have had and may in the future have an impact on the amount and timing of previously awarded stock-based compensation and other additional expenses to be recorded; accounting adjustments to our financial statements for the periods in question; our ability to file required reports with the SEC on a timely basis; our ability to meet the requirements of the NASDAQ Global Select Market for continued listing of our shares; potential claims and proceedings relating to such matters, including shareholder or employee litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications for the Company resulting from any accounting adjustments or other factors.
Contact: Robert Pursel, Director of Investor Relations, 1-408-487-2677

Atmel Corporation
Selected Financial Highlights
(Dollars in millions)
(Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,	September 30,	December 31,		December 31,	December 31,
	2006	2006	2005		2006	2005
Net revenues (excluding Grenoble)	$408.9	$429.4	$394.3		$1,667.7	$1,561.1
Net Grenoble revenues	$0.0	$12.9	$30.9		$83.1	$114.6

Revenue by Business Segment
ASIC (excluding Grenoble)	30.4%	28.6%	29.5%		29.2%	31.7%
Microcontroller	24.8%	25.4%	21.9%		25.2%	20.2%
RF and Automotive	22.1%	24.2%	23.6%		23.1%	22.9%
Non-Volatile Memory	22.7%	21.8%	25.0%		22.5%	25.2%

Revenue by Geography (excluding Grenoble)
Asia	52.3%	53.0%	55.5%		51.5%	54.5%
Europe	35.0%	32.3%	29.7%		33.2%	30.8%
North America	12.7%	14.7%	14.8%		15.3%	14.7%

	December 31,	September 30,	December 31,
	2006	2006	2005
Assets
Cash and cash equivalents	$410.4	$425.5	$290.7	(Note 1)
Short-term investments	$56.3	$58.5	$47.9
Accounts receivable, net	$227.5	$245.3	$235.3

Liabilities
Current portion of long-term debt	$86.1	$88.0	$112.1
Convertible notes	—	—	$142.7
Long-term debt less current portion	$82.9	$99.1	$133.2

(Note 1) December 31, 2005 cash and cash equivalents exclude balances held by the Grenoble subsidiary